Exhibit 10.37

RETENTION AGREEMENT

4.29.11

This RETENTION AGREEMENT (the “Agreement”) is made and entered into as of the Effective Date (as defined below), by and between The Active Network, Inc. (the “Company”), and Darko Dejanovic (the “Employee”). This Agreement shall become effective and binding on the Parties (as defined below) as of the start date (the “Effective Date”) of Employee’s employment with the Company. The Company and the Employee are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”.

RECITAL

The Employee and the Company desire to agree to the terms and conditions set forth herein in the event of the termination of the Employee or a “Change of Control” (as defined below).

AGREEMENT

In consideration of the foregoing Recital and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1. TERMINATION / CHANGE OF CONTROL.

1.1 Termination Before or After a Change of Control. The Employee’s employment with the Company may be terminated before or after a Change of Control under the following conditions:

1.1.1 Termination for Death or Disability. The Employee’s employment with the Company shall terminate effective upon the date of the Employee’s death or “Complete Disability” (as defined below).

1.1.2 Termination by the Company For Cause. The Company may terminate the Employee’s employment under this Agreement for “Cause” (as defined below). Any notice of termination given pursuant to this Section 1.1.2 shall effect termination as of the date specified, or, in the event no such date is specified, on the date upon which the notice is given.

1.1.3 Termination by the Company Without Cause. The Employee’s employment by the Company shall be at will. The Company may terminate the Employee’s employment under this Agreement at any time, for any or no reason and with or without Cause or advance notice. Although the Employee’s duties, title, compensation and benefits may change, the at will nature of his employment relationship may only be modified in an express written agreement signed by the Employee and the Company’s Chief Executive Officer.

1.

1.1.4 Termination by Employee. The Employee may resign and terminate his employment at any time with or without “Good Reason” (as defined below).

1.2 Termination by Mutual Agreement of the Parties. The Employee’s employment pursuant to this Agreement may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified in such writing.

1.3 Compensation Upon Termination Prior to a Change of Control.

1.3.1 Death or Complete Disability. If the Employee’s employment shall be terminated by death or Complete Disability as provided in Section 1.1.1, Company shall (i) pay to the Employee, and/or the Employee’s heirs or estate, the Employee’s base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, (ii) pay to the Employee, and/or the Employee’s heirs or estate, “Severance” (as defined below) for a period of one year from the date of such termination, (iii) the vesting and/or exercisability of each of the Employee’s outstanding Stock Awards shall be automatically accelerated on the date of termination as to the number of Stock Awards that would vest over the twelve (12) month period following the date of termination had the Employee remained continuously employed by the Company during such period, and (iv) the Employee’s Stock Awards shall remain exercisable by the Employee and/or Employee’s heirs or estate for a period of one (1) year following the date of termination or such shorter maximum period as will not result in adverse tax consequences to the Employee and/or the Employee’s heirs or estate under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder.

1.3.2 With Cause / Without Good Reason. If the Employee’s employment shall be terminated by the Company for Cause, or if the Employee terminates his employment hereunder without Good Reason, the Company shall pay the Employee’s base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to the Employee under this Agreement.

1.3.3 Without Cause / With Good Reason. If at any time the Company terminates the Employee’s employment without Cause, or if the Employee terminates his employment hereunder with Good Reason, the Company shall (i) pay the Employee’s base salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, (ii) pay to the Employee Severance for a period of one year from the date of termination, (iii) the vesting and/or exercisability of each of the Employee’s outstanding Stock Awards shall be automatically accelerated on the date of termination as to the number of Stock Awards that would vest over the twelve (12) month period following the date of termination had the Employee remained continuously employed by the Company during such period, and (iv) the Employee’s Stock Awards shall remain exercisable by the Employee for a period of one (1) year following the date of termination or such shorter maximum period as will not result in adverse tax consequences to the Employee under Section 409A of the Code and the Treasury Regulations thereunder.

2.

Notwithstanding the foregoing, Employee shall not be entitled to the compensation and benefits set forth under Section 1.3.3(ii), 1.3.3(iii) and 1.3.3(iv) unless and until Employee complies with the provisions of Section 1.3.4 below.

1.3.4 Release. Prior to the payment of any benefits under Sections 1.3.3(ii), 1.3.3(iii) and 1.3.3(iv) of this Agreement, Employee will be required to execute a release (the “Release”) in the form attached hereto and incorporated herein as Appendix A. Such Release will specifically relate to all of Employee’s rights and claims in existence at the time of the execution thereof and will confirm Employee’s obligations under the Company’s standard form of employee confidentiality and inventions agreement. As specified in the applicable Release, Employee will have a certain number of calendar days to consider whether to execute such Release, and Employee may revoke such Release within seven (7) calendar days after execution, if applicable. Employee must execute the Release and not revoke the Release in order to be entitled to benefits under this Agreement. Employee’s “Release Effective Date” will be the later of (i) the day upon which Employee executes the Release or (ii) the day upon which the seven (7) day revocation period applicable to such Release, if any, expires without a revocation of such Release by Employee. Employee’s Release Effective Date must be within fifty-five (55) days following the date of Employee’s termination of employment. If Employee’s Release Effective Date does not occur within fifty-five (55) days of Employee’s termination of employment, Employee will not be entitled to benefits under this Agreement.

1.4 Compensation Upon Termination After a Change of Control. Employee’s compensation upon termination after a Change of Control shall be identical to the compensation provided under the various scenarios described in Sections 1.3.1, 1.3.2 and 1.3.3 (including the condition set forth in the last sentence of Section 1.3.3.

1.5 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

1.5.1 Complete Disability. “Complete Disability” shall mean the inability of the Employee to perform the Employee’s duties under this Agreement because the Employee has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when the Employee becomes disabled, the term “Complete Disability” shall mean the inability of the Employee to perform the Employee’s duties under this Agreement by reason of any incapacity, physical or mental, which the Company’s Board of Directors, based upon medical advice or an opinion provided by a licensed physician acceptable to the Company’s Board of Directors, determines to have incapacitated the Employee from satisfactorily performing all of the Employee’s usual services for the Company for a period of at least eighty (80) days during any twelve (12) month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Company’s Board of Directors shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

3.

1.5.2 Change of Control. “Change of Control” shall be deemed to have occurred as a result of any of the following transactions: (i) a merger or consolidation (or a series of mergers and consolidations over any 12 month period) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction (or series of transactions), (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets to another entity or in complete liquidation or dissolution of the Company, or (iii) any transaction that causes any single shareholder (or group of affiliated shareholders) of the Company to own more than 50% of the combined voting power of the Company’s outstanding securities or to control more than 50% of the Company’s Board of Directors.

1.5.3 Severance. “Severance” shall mean payment by the Company for the applicable severance period of (i) Employee’s base salary at the rate in effect at the time of termination payable in semi-monthly payments and in accordance to the Company’s customary payroll practices; plus (ii) provided that the Employee elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall reimburse the Employee for the COBRA premiums for the Employee’s continued group health insurance coverage, including coverage for the Employee’s eligible dependents; provided, however, that the Company shall reimburse the Employee for premiums for the Employee’s eligible dependents only for coverage for which those eligible dependents were enrolled immediately prior to the date of termination; provided, further, that the Employee shall be solely responsible for all matters relating to his continuation of coverage pursuant to federal COBRA law, including, without limitation, the election of such coverage and the timely payment of premiums; provided, further, that no premium reimbursements will be made following the effective date of the Employee’s coverage by a health insurance plan of a subsequent employer plus (iii) an amount equal to the Employee’s target annual bonus for the fiscal year during which the date of termination occurs, with such bonus determined assuming that all of the performance objectives for such fiscal year have been attained, prorated based on the number of days during such fiscal year the Employee was employed by the Company (to be paid at the same time as other members of Company’s executive management team are paid bonuses for such fiscal year).

1.5.4 Good Reason. “Good Reason” for the Employee to terminate the Employee’s employment hereunder shall mean the occurrence of any of the following events: (i) a change in the location of the Employee’s place of employment as of the date of this Agreement by more than thirty (30) miles, (ii) a reduction in Employee’s base salary, or (iii) a change in Employee’s position with the Company which materially reduces his duties and responsibilities; provided and only if such change, reduction or relocation is effected by the Company without Employee’s consent.

1.5.5 Stock Awards. “Stock Awards” shall mean all stock options, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.

4.

1.5.6 Cause. “Cause” for the Company to terminate the Employee’s employment hereunder shall mean the occurrence of any of the following events, as reasonably determined by a majority of the Company’s Board of Directors:

(i) The Employee’s persistent and willful failure to substantially perform assigned duties (so long as such duties are reasonably within the scope of Employees position and title) with the Company, or any successor thereof, after written notice of any such failure is provided to the Employee and the Employee has been given a reasonable opportunity to cure such failure;

(ii) The Employee’s excessive absence from work for reasons other than mental or physical disability or accrued vacation;

(iii) The Employee’s intentional and gross misconduct that adversely affects the business affairs or prospects of the Company in a material manner;

(iv) The Employee’s conviction of, or plea of guilty or no contest to a crime that is fraud, embezzlement or a felony under the laws of the United States or any state thereof; and

(v) The Employee’s engaging in or in any manner participating in, any activity which is directly competitive with or injurious to the Company or any of its affiliates or which violates any material provision of his Employee Proprietary Information and Inventions Agreement.

1.6 Termination of Benefits. Benefits under this Agreement shall terminate immediately if the Employee, at any time, violates any proprietary information or confidentiality obligation to the Company, including, without limitation, the obligations under his Employee Proprietary Information and Inventions Agreement.

1.7 Mitigation. Except as otherwise specifically provided herein, the Employee shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Employee as a result of employment by another employer or by any retirement benefits received by the Employee after the date of termination.

2. ASSIGNMENT AND BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of the Employee and the Employee’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Employee’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Employee. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

5.

3. CHOICE OF LAW.

This Agreement is made and intended to be performed primarily within the state of California. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California (without giving effect to principles of conflicts of laws).

4. INTEGRATION.

This Agreement, including the exhibits hereto, contains the complete, final and exclusive agreement of the Parties relating to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements or arrangements between the Parties with respect to severance benefits to the Employee in the event of employment termination. Notwithstanding anything herein to the contrary, this Agreement shall not supersede any indemnification agreement between the Employee and the Company.

5. AMENDMENT.

This Agreement cannot be amended or modified except by a written agreement signed by the Employee and the Company’s Chief Executive Officer.

6. WAIVER.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

7. SEVERABILITY.

The finding by a court of competent jurisdiction or other authorized body of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. The invalid or unenforceable term or provision shall be modified or replaced with a valid and enforceable term or provision which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term or provision.

8. INTERPRETATION; CONSTRUCTION.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but the Employee has been encouraged to consult with, and has consulted with, Employee’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

6.

9. REPRESENTATIONS AND WARRANTIES.

The Employee represents and warrants that the Employee is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that the Employee’s execution and performance of this Agreement will not violate or breach any other agreements between the Employee and any other person or entity. Executive acknowledges that he has previously executed and delivered to an officer of the Company the Company’s Employee Proprietary Information and Inventions Agreement and that such agreement remains in full force and effect.

10. COUNTERPARTS.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

11. CODE SECTION 409A.

This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A of the Code and the Treasury Regulations thereunder, and any payment scheduled to be made hereunder that would otherwise violate Section 409A of the Code and the Treasury Regulations thereunder shall be delayed to the extent necessary for this Agreement and such payment to comply with Section 409A of the Code and the Treasury Regulations thereunder.

12. NOTICES.

Any notices provided hereunder must be in writing, and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail to the Company at its primary office location and to the Employee at the Employee’s address as listed in the Company’s payroll records. Any payments made by the Company to the Employee under the terms of this Agreement shall be delivered to the Employee either in person or at the address as listed in the Company’s payroll records.

13. TAXES.

All compensation payable to Executive hereunder shall be subject to applicable tax withholding.

* * * *

7.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

COMPANY: The Active Network, Inc.

By:	/s/ Matthew Landa

Print:	Matthew Landa

Title:	President

EMPLOYEE:

Print:	Darko Dejanovic

Sign:	/s/ Darko Dejanovic

8.